Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 9, 2020, with respect to the consolidated financial statements of and for the year ended December 31, 2019 and internal control over financial reporting included in the Annual Report of VSE Corporation on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of VSE Corporation on Forms S-8 (File No. 333-195803, File No. 333-195802, and File No. 333-134285).

/s/ GRANT THORNTON LLP

Arlington, Virginia
March 9, 2020